EXHIBIT 16

            [JAY J. SHAPIRO, CPA PROFESSIONAL CORPORATION LETTERHEAD]

February 13, 1998

Securities and Exchange
Commission
Judiciary Plaza
450 5th Street, N.W.
Washington, DC 20549

Gentlemen:

PACIFIC RIM ENTERTAINMENT, INC.

I am writing in respect of the above-noted Company's Form 8-K Current Report dated February 9, 1998, which is being filed pursuant to Item 4 respecting changes in registrant's certifying accountant.

I confirm that the Company has dismissed us as the Company's independent auditors with effect from February 9, 1998.

         I further confirm that my auditor's reports dated March 4, 1997 on the financial statements of the Company for each of the fiscal years ended December 31, 1996 and 1995 did not contain any adverse opinion or disclaimer of opinion and were not qualified as to uncertainty, audit scope or accounting principles, except the report was modified as to a going concern uncertainty. In respect of the fiscal years ended December 31, 1996 and 1995, there were no disagreements between the Company's management and myself as to any matters relative to accounting principles and practices, financial statement disclosure or auditing scope and procedure and there are no reportable events.

I understand that the Company will file this letter with the Securities and Exchange Commission as an Exhibit to its Current Report on Form 8-K, dated February 9, 1998.

 Yours very  truly,


 Jay J. Shapiro,  CPA Profession Corporation